Exhibit 99.1

Contact:
Dennis P. Wolf	Omnicell, Inc.
EVP of Operations, Finance,	1201 Charleston Road
Administration & CFO	Mountain View, CA 94043
800-850-6664, ext. 6482
dennisw@omnicell.com

For Immediate Release

Omnicell Announces Record Revenue and Backlog for Third Quarter 2004

MOUNTAIN VIEW, Calif. – Oct. 21, 2004 — Omnicell, Inc. (NASDAQ: OMCL), a leading provider of patient safety solutions preferred by nurses, today announced results for the quarter ended September 30, 2004.

Financial highlights were as follows:

•                  Net income for the quarter was $3.3 million or $0.12 per diluted share, compared to net income of $2.3 million or $0.09 per diluted share for the same period of 2003 and net income of $2.4 million or $0.09 per diluted share for the second quarter of 2004.

•                  For the third quarter of 2004, total revenue was a record $32.7 million, compared to $26.4 million for the same period in 2003 and $29.2 million for the second quarter of 2004.

•                  Total operating margin was $3.3 million, compared to $2.5 million for the same period of 2003 and an operating margin of $2.5 million for the second quarter of 2004.

•                  Gross margin was 58.3% for the third quarter of 2004, compared to 59.0% for the same period in 2003 and 60.5% for the second quarter of 2004.

•                  Total operating expenses were $15.8 million for the third quarter of 2004, compared to $13.1 million for the same period of 2003 and $15.2 million for the second quarter of 2004.

•                  Cash balances as of September 30, 2004, were down by $0.9 million to $32.6 million, compared to $33.5 million as of December 31, 2003.

Other highlights included:

•                  Total backlog as of September 30, 2004 was $49.7 million, compared to $46.4 million as of June 30, 2004, representing an increase of $3.3 million. Backlog increased 36% from the same period of last year.

•                  As of September 30, 2004, we had completed our installation obligation for 31,104 medication and supply dispensing systems at 1,534 healthcare facilities.

Omnicell Chairman, President and CEO Randall A. Lipps, commenting on the current quarter’s business results, said, “We are very pleased with our third quarter performance, as we again posted record revenues and record bookings. Deals greater than $500 thousand drove the strong growth in backlog, reflecting continued healthy demand for our medication-use process solutions as well as our supply chain management products.”

Conference Call Details

Management will report financial results for the second quarter of 2004 on Thursday, October 21, at 2:00 p.m. PDT via conference call. Investors and analysts interested in joining the conference may access the call by dialing 800-366-7417 — toll-free (domestic) or 303-262-2190 — direct-dial (international) approximately 10 minutes prior to the scheduled start. A replay of the call will be available from 4:00 p.m. PDT on October 21 through 11:59 p.m. PDT on October 28. Dialing 800-405-2236 — toll-free (domestic) or
303-590-3000 — direct-dial (international) and entering the passcode 11011628# for both numbers will access the call replay. On the conference call, management will be discussing certain additional financial and statistical information. That information can be located on the “Investor Relations” page of Omnicell’s Web site at www.omnicell.com.

About Omnicell

Established in 1992, Omnicell (NASDAQ: OMCL) is a leading provider of patient safety solutions preferred by nurses. Improving patient care by enhancing operational efficiency, Omnicell solutions are used throughout the healthcare facility—in the pharmacy, nursing units, surgical services, cath lab, and all the way to the patient’s bedside. The company’s MedGuard™ line of solutions for the medication-use process includes systems for physician order management, automated pharmacy retrieval, medication packaging, medication dispensing, and nursing workflow automation with bar code medication administration. For the medical-surgical supply chain, Omnicell’s OptiFlex™ product line provides open bar code systems, cabinet-based supply management, integrated open and cabinet-based systems, and Web-based procurement. More than 1,500 healthcare facilities use Omnicell solutions to help reduce medication errors, operate more efficiently, and decrease costs—ultimately contributing to improved clinical and financial outcomes. For more information, visit www.omnicell.com.

Forward Looking Statements

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission filings and include, without limitation, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the Company to maintain profitability, grow product backlog, retain key personnel, cut expenses, develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

(see detailed financial results on next page)

OMNICELL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2004	2003	Change (%)	2004	2003	Change (%)
Revenues:
Product revenues	$26,767	$21,157		$72,374	$59,161
Service and other revenues	5,967	5,202		17,396	14,414
Total revenues	32,734	26,359	24%	89,770	73,575	22%

Costs of revenues:
Cost of product revenues	11,344	8,683		29,881	25,208
Cost of service and other revenues	2,302	2,117		6,508	5,542
Total cost of revenues	13,646	10,800		36,389	30,750

Gross profit	19,088	15,559	23%	53,381	42,825	25%

Operating expenses:
Research and development	2,476	2,256		6,679	6,731
Selling general and administrative	13,325	10,794		38,419	31,216
Restructuring and severance charges	—	—		171	630
Total operating expenses	15,801	13,050	21%	45,269	38,577	17%

Income from operations	3,287	2,509		8,112	4,248

Interest and other income	105	116		266	376
Interest and other expense	(12)	(41)		(70)	(118)

Income before provision for income taxes	3,380	2,584		8,308	4,506

Provision for income taxes	124	257		325	442

Net income	$3,256	$2,327	40%	$7,983	$4,064	96%

Net income per share - basic	$0.13	$0.10		$0.32	$0.18

Net income per share - diluted	$0.12	$0.09		$0.29	$0.17

Weighted average shares outstanding - basic	25,038	22,961	9%	24,697	22,482	10%

Weighted average shares outstanding - diluted	27,571	26,658	3%	27,809	24,620	13%

OMNICELL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,	Change
	2004	2003 (1)	($)	(%)
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short term investments	$32,583	$33,524	(941)	-3%
Accounts receivable, net	17,420	14,529	2,891	20%
Inventories	17,197	8,783	8,414	96%
Receivables subject to a sales agreement	2,737	2,737	—	0%
Other current assets	7,066	3,966	3,100	78%
Total current assets	77,003	63,539	13,464	21%
Property and equipment, net	5,764	4,833	931	19%
Long-term receivables subject to a sales agreement	3,247	4,985	(1,738)	-35%
Other assets	12,691	11,110	1,581	14%
Total assets	$98,705	$84,467	14,238	17%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,334	$2,921	5,413	185%
Accrued liabilities	9,827	15,403	(5,576)	-36%
Deferred service revenue	14,861	12,650	2,211	17%
Deferred gross profit	8,223	10,125	(1,902)	-19%
Obligation resulting from sale of receivables	2,737	2,737	—	0%
Current portion of note payable	—	305	(305)	-100%
Total current liabilities	43,982	44,141	(159)	0%
Long-term obligation resulting from sale of receivables	3,247	4,985	(1,738)	-35%
Other long-term liabilities	543	583	(40)	-7%
Stockholders’ equity	50,933	34,758	16,175	47%
Total liabilities and stockholders’ equity	$98,705	$84,467	14,238	17%

(1) Derived from the December 31, 2003 audited consolidated balance sheet.